Exhibit 3.3

070215000 170

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Articles of Organization

of

5100 New Horizons Boulevard, LLC

Under Section 203 of the Limited Liability Company Law

The undersigned, being a natural person of at least 18 years of age and acting as the organizer of the limited liability company (the “Company”) hereby being formed under Section 203 of the Limited Liability Company Law of the State of New York (the “LLCL”), certifies that:

First:	The name of the limited liability company is 5100 New Horizons Boulevard, LLC.

Second:	The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the LLCL.

Third:	The county within this state in which the office of the limited liability company is to be located is Suffolk.

Fourth:

The Secretary of State is designated as agent of the Company upon whom process against it may be served. The address within this state to which the Secretary of State shall mail a copy of any process against the Company served upon the Secretary is c/o NBTY, Inc., 90 Orville Drive, Bohemia, New York 11716.

Fifth:	The Company will indemnify, to the full extent permitted by the LLCL, as amended from time to time, all persons whom it is permitted to indemnify pursuant thereto.

February 13, 2007

/s/ Madeline Stirber
Madeline Stirber Sole Organizer

070215000 170

Articles of Organization

of

5100 New Horizons Boulevard, LLC

Under Section 203 of the Limited Liability Company Law

Filed By:

Madeline Stirber
NBTY, lnc.
90 Orville Drive
Bohemia, New York 11716

ICC
STATE OF NEW YORK
DEPARTMENT OF STATE
FILED

FEB 15 2007

TAX $
BY:	/s/ [ILLEGIBLE]

[ILLEGIBLE]

2007 FEB 14 PM 2:53

CUSTOMER REF. #

75844303

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[ILLEGIBLE]

2007 FEB 15 AM 9:07